Exhibit 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 www.3dsystems.com NASDAQ: TDSC

Investor Contact:	Chanda Hughes 803-326-4010 Email: HughesC@3dsystems.com	Media Contact:	Katharina Hayes 803-326-3941 Email: HayesK@3dsystems.com

3D Systems Releases Restated Financial Statements
--Reports 3rd Quarter 2006 Results--

ROCK HILL, South Carolina – February 2, 2007 - 3D Systems Corporation (NASDAQ: TDSC), a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions, released its restated financial statements for the first and second quarters of 2006 and prior periods today.  Separately, the company also reported its operating results for the third quarter and first nine months of 2006.  The company also filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 with the SEC today.

Restatement

As the company announced on December 14, 2006, it has restated its annual financial statements for its 2004 and 2005 calendar years.  The effect of these restatements was to increase net income available to common stockholders in 2004 by $0.5 million, or $0.04 per share on a fully diluted basis, and to decrease net income available to common stockholders in 2005 by $0.7 million, or $0.05 per share on a fully diluted basis.  These amounts are consistent with the expectations that the company announced last month.  Each quarterly period in 2005 was also restated, and the effect of those restatements has been included in the 2005 operating results discussed below.

The company has also restated its financial statements for the first two quarters of 2006.  The effect of these restatements was to increase net loss available to common stockholders in the first quarter of 2006 by $0.7 million, or $0.05 per share, and to increase net loss available to common stockholders in the second quarter of 2006 by $2.6 million, or $0.16 per share.  These amounts are also consistent with the expectations that the company announced last month.

As the company previously disclosed, it identified the errors that led to these restatements in the third quarter of 2006.  These errors primarily include errors in recording customer credits and deposits and to a lesser extent (i) errors identified in reconciling fixed asset and construction-in-progress accounts and related depreciation and (ii) errors identified during the reconciliation of a number of income and expense accounts and accrued liabilities.  As noted above, in the restatements, these errors primarily impacted the first and second quarters of 2006.  Certain of the errors identified with respect to the 2004 and 2005 financial statements reflected the effect on those years of the 2006 errors that the company identified and the remainder of them primarily included unrelated previously unadjusted audit differences with respect to 2004 and 2005 that were evaluated when they were identified in prior periods and determined not to be material to the financial statements at that time.  The company recorded these unadjusted differences in the restatement of the 2004 and 2005 financial statements.

The company identified the errors in the 2006 financial statements primarily as a result of its efforts to remediate the material weaknesses that it previously identified and disclosed with respect to its second quarter 2006 financial statements as well as through its ongoing efforts (a) to implement its new ERP system, (b) to reconcile the records in its new ERP system and those in its legacy systems, and (c) to test its internal controls in the context of the new ERP system environment.  In connection with restating its financial statements, the company identified additional material weaknesses that it is working to remediate.  These material weaknesses, and the actions the company is taking diligently to remediate them, are discussed in greater detail in the Quarterly Report on Form 10-Q that the company filed with the SEC today.

The company encourages anyone who is interested in a detailed analysis of the restatement to read the company’s Form 10-Q for the quarter ended September 30, 2006.

Operating Results

In line with its December 14, 2006 announcement, the company reported revenue for the third quarter of 2006 of $31.5 million, a 2.2% decrease from restated revenue reported for the third quarter of 2005.  Revenue for the first nine months of 2006 was $92.2 million, a 2.9% decrease from restated revenue reported for the first nine months of 2005.  On a sequential-quarter basis, revenue increased by 16.0% over the company’s second-quarter 2006 revenue, reflecting the early impact of the corrective action plan that the company began to implement in July 2006.

Gross profit for the third quarter of 2006 declined to $10.7 million from $14.7 million in the third quarter of 2005 as restated and declined to $30.2 million from $41.7 million in the first nine months of 2005 as restated.

Net loss available to common stockholders for the third quarter of 2006 was $11.3 million, or $0.61 per fully diluted share, compared to $0.5 million of net income available to common stockholders, or $0.03 per fully diluted share, in the 2005 quarter as restated.  Net loss available to common stockholders for the first nine months of 2006 was $24.7 million, or $1.48 per fully diluted share, compared to $1.8 million of net income available to common stockholders, or $0.11 per fully diluted share, in the first nine months of 2005 as restated.  These net losses in the 2006 periods included $2.5 million of non-cash income tax expense arising out of the recording of a valuation allowance at September 30, 2006 against the net deferred tax asset that the company recorded at December 31, 2005 as a result of the company’s changed outlook.

Consistent with its December 14, 2006 announcement, the company’s operating performance in the third quarter and first nine months of 2006 was largely a reflection of the disruptions that it encountered when it started up its new enterprise resource planning (“ERP”) system in the U.S. and in most of Europe during the second quarter of 2006, many of which continued to have an adverse effect on its operations in the third quarter of 2006 with lessening impact as the third quarter ended.  These disruptions, as well as other interruptions in its supply chain activities arising primarily from the outsourcing of logistics and warehousing of spare parts to a third-party logistics provider, more than offset the company’s stronger performance in the first quarter of 2006.  These disruptions made it difficult for the company to enter and process customer orders, procure and manage inventory, schedule orders for production and shipping and invoice finished products to customers during the second quarter and, to a lesser extent, during the third quarter.  The effect of these factors eased toward the end of the third quarter of 2006 as the company made progress in its remediation efforts and corrective action plan.

Operating Highlights
Third Quarter and First Nine Months of 2006
($ in millions except for per share amounts)

	Third Quarter				First Nine Months
Operating Highlights	2006	2005 Restated	% Change		2006	2005 Restated	% Change
Revenue	$31.5	$32.2	(2%	)	$92.2	$95.0	(3%	)
Gross profit	$10.7	$14.7	(27%	)	$30.2	$41.7	(28%	)
% of Revenue	34%	46%			33%	44%
Operating expenses	$19.4	$13.4	45%		$50.5	$37.5	35%
% of Revenue	62%	42%			55%	39%
Operating income (loss)	$(8.7)	$1.2	NM		$(20.4)	$4.2	NM
% of Revenue	NM	4%			NM	4%
Net income (loss) available to common stockholders	$(11.3)	$0.5	NM		$(24.7)	$1.8	NM
% of Revenue	NM	2%			NM	2%
Diluted income (loss) per share available to common stockholders	$(0.61)	$0.03	NM		$(1.48)	$0.11	NM
Unrestricted cash	$5.3	$26.2	(80%	)	$5.3	$26.2	(80%	)
Depreciation and amortization	$1.3	$1.6	(6%	)	$4.4	$4.8	(8%	)
% of Revenue	4%	5%			5%	5%

NM= Not Meaningful

The company ended the third quarter with an approximately $13 million order backlog, primarily for systems and materials, a majority of which it expected to ship during the remainder of 2006.

Revenue By Class of Product and Service
($ in millions)

	Third Quarter			First Nine Months
Product or Service	2006	2005 Restated	% Change	2006	2005 Restated	% Change
Systems and other products	$9.3	$12.0	(22)%	$29.2	$33.6	(13)%
Materials	$13.4	$10.9	23%	$36.8	$31.9	15%
Services	$8.7	$9.3	(6)%	$26.3	$29.6	(11)%
Total	$31.5	$32.2	(2)%	$92.2	$95.0	(3)%

*Columns may not add due to rounding.

The residual business disruptions that the company continued to experience during the third quarter adversely impacted revenue from systems and services, with significant reductions in unit sales volume in each of those product and service classes.  The company experienced continued revenue growth from its engineered materials and composites, which were less susceptible to the ERP and supply chain disruptions, reflecting the relative simplicity of the sourcing and logistics for these products and the positive traction that the company is already getting from its implementation of integrated materials’ packaging and delivery systems into its new class of systems.

The company also reported that, on a geographic basis, the revenue decline for the first nine months of 2006 was due to a decline in European revenue, with revenue from the U.S. and Asia-Pacific areas being essentially even with 2005 revenue as restated.

The decline in gross profit for the third quarter and first nine months of 2006 was due primarily to the combined effects of lower revenue and ERP system, supply chain and logistics disruptions that the company encountered.

During the third quarter of 2006, the company continued to extend special accommodations to certain customers whose orders for products, services or repairs to systems were delayed by the disruptions that the company encountered with its ERP system and logistics activities or who encountered stability issues with their equipment installations that the company was not able to quickly address as a result of resource and training constraints on its service organization.  These accommodations adversely affected gross profit during the quarter.  The impact of equipment stability and related resource training constraints eased toward the end of the third quarter of 2006, as the company made significant progress in its training and quality remediation efforts and corrective action plan.  The company believes that its progress in remediating its new systems’ teething problems and training gaps resulted in greater market acceptance of its new systems as reflected in its backlog at the end of the third quarter.

Gross Profit Margins
($ in millions)

	Third Quarter				First Nine Months
	2006	2005 Restated	% Change		2006	2005 Restated	% Change
Products	$9.4	$11.9	(21%	)	$25.1	$32.0	(22%	)
% Revenue	41%	52%			38%	49%
Services	$1.4	$2.7	(50%	)	$5.1	$9.7	(47%	)
% Revenue	16%	29%			19%	33%
Total	$10.7	$14.7	(27%	)	$30.2	$41.7	(28%	)
%Revenue	34%	46%			33%	44%

*Columns may not add due to rounding.

Gross profit margin on products decreased to 41% in the third quarter of 2006 from 52% for the third quarter of 2005 as restated.  Gross profit margin for products sold in the first nine months of 2006 decreased to 38% from 49% for the first nine months of 2005 as restated.  The decrease in margins primarily reflects $1.4 million of inventory write-offs or adjustments resulting from various inventory reconciliation procedures as well as higher warranty expense as a result of items previously discussed, special customer accommodations and higher freight costs.

Gross profit margin on services decreased to 16% of consolidated service revenue for the third quarter of 2006 from 29% of consolidated service revenue for the third quarter of 2005 as restated.  Gross profit margin on services decreased to 19% of consolidated service revenue for the first nine months of 2006 from 33% of consolidated service revenue for the first nine months of 2005 as restated.  During the third quarter, service margins continued to be impacted by spare parts’ shortages as a result of the ERP and supply-chain interruptions as well as the strains on resources related to installation, service and training mentioned above that resulted in foregone service income from time and materials service activities.  Service margins were also impacted by the absence of legacy system upgrade sales, which the company has previously announced that it would no longer support.

Operating Expenses
($ in millions)

	Third Quarter			First Nine Months
	2006	2005 Restated	% Change	2006	2005 Restated	% Change
SG&A	$13.8	$10.0	39%	$34.8	$28.6	22%
R&D	$3.9	$3.4	12%	$10.1	$8.8	15%
Severance and restructuring	$1.7	NM	NM	$5.7	NM	NM
Total	$19.4	$13.4	45%	$50.5	$37.5	35%

*Columns may not add due to rounding.

NM= Not Meaningful

Total operating expenses increased by $6.0 million to $19.4 million in the third quarter of 2006 compared to $13.4 million in the third quarter of 2005 as restated and by $13.1 million to $50.5 million in the first nine months of 2006 compared to $37.5 million in the first nine months of 2005 as restated.

The increase in operating expenses for the third quarter was due primarily to $3.9 million of higher selling, general and administrative expenses, $1.7 million of severance and restructuring costs related to the relocation of the company’s headquarters to Rock Hill, South Carolina, which were generally in line with the company’s previously announced expectations, and $0.4 million of higher research and development expenses.

The increase in operating expenses in the first nine months of 2006 was due to $6.2 million of higher selling, general and administrative expenses, $5.7 million of severance and restructuring costs related to the

Rock Hill relocation, and $1.3 million of higher research and development expenses.

As the company previously disclosed, the higher research and development expenses in each period related to the company’s continuing high level of new product development work, primarily related to its accelerated work on the development of additional desktop 3-D Printers, including the recently announced V-Flash™ desktop modeler, and other Rapid Manufacturing solutions.  The higher selling, general and administrative expenses in each period resulted mostly from higher consulting expenses primarily related to the company’s ERP and relocation projects, higher bad debt expense, and non-cash equity compensation expense related to unvested options.

At the end of the third quarter of 2006, the company had over $5 million of unrestricted cash recorded on its consolidated balance sheet.  Unrestricted cash increased to approximately $14 million at December 31, 2006.  This includes approximately $8 million that the company had drawn at December 31, 2006 under its $15 million revolving credit line with Silicon Valley Bank, which as reported in a Form 8-K filing on January 25, 2007 has been amended on a basis that the company believes to be beneficial.  We believe that both our cash management and our working capital management improved during the fourth quarter of 2006.

“We are very pleased today to be able to bring our third-quarter filing to current status and share with you in detail the scope and magnitude of our restatements and the results of the third quarter,” said Abe Reichental, 3D Systems’ president and chief executive officer.

“As we have already mentioned in our previous, frequent communications, during the third quarter, we continued to experience a number of challenges relating to our ERP implementation, the start-up of our recently outsourced logistics and warehousing activities, and the relocation of our operations, including the need to hire and train new employees who are not yet fully experienced with our new ERP system and financial accounting practices or fully familiar with our business.  As you may recall, we started up our new ERP system in the U.S. on May 1, 2006 and in most of Europe in mid-June 2006.  Following the start up of the system, we encountered disruptions in processing transactions in the system that affected our ability to enter and process customer orders, procure and manage inventory, schedule orders for production and shipping and invoice finished products to customers,” continued Reichental.  “As I shared with you earlier in January, we believe that we have made significant progress in remediating the root causes of these disruptions and fully expect the ERP system to ultimately improve our business processes, efficiency and control environment.

“As we have told you over the past several months, we also experienced significant disruptions in our supply chain activities that led to shortages of parts and materials, resulting in loss of parts and materials’ revenue, a consequent loss of service revenue, higher service and expediting costs and the need to compensate customers who were adversely affected by these shortages,” continued Reichental.  “These shortages also delayed shipments of finished products.

“Also, as we entered the third quarter, our new, sophisticated, advanced manufacturing-capable Sinterstation® Pro and Viper™ Pro  systems, with their broader range of capabilities, continued to require extensive commissioning and training to achieve operating stability and operating potential for some customers.  As a result of the high volume of sales of these systems that we have enjoyed in recent quarters, and the continued need for additional commissioning and training time, we have also experienced field service resource constraints and equipment stability issues that delayed the start-up of some systems and impacted our effectiveness in servicing our higher volume 3-D Printing segment,” continued Reichental.

“During the third quarter, we continued to address all of these issues, and made meaningful progress by working closely with our customers to resolve system stability issues in a mutually beneficial manner.  We also intensified our own internal training and provided more extensive customer training, support and installation activities than the services we traditionally provide with our legacy systems.  While we encountered higher warranty and related costs that adversely affected our gross profit in the third quarter and first nine months of 2006, we believe that the remediation efforts we have undertaken throughout the third quarter and subsequently resulted in improved systems and organizational performance since the end of the third quarter.  Consequently, we expect to be able to return to normalized operating conditions as we complete the implementation of our corrective action plan,” said Reichental.

“Notwithstanding all of these challenges, we are heartened by the fact that we ended the quarter with a significantly larger backlog of new orders compared to our historical experience, which we believe suggests that our lower-than-anticipated results in the third quarter were symptoms of the disruptions we experienced rather than a fundamental problem with our business,” continued Reichental.

“We are pleased that, since the beginning of July, the focused execution against the corrective action plan that we have implemented enabled us to process and ship the majority of the new order backlog we had at the end of the third quarter.  We believe that the significant backlog and our progress in shipping it suggests, first, that the demand for our products and services remains strong and, but for the temporary problems we experienced in fulfilling orders, would have contributed to a significantly better third quarter than we experienced and, second, that we are making real progress in correcting all of these disruptions.  While we are not in a position today to comment in any detail on our performance in subsequent periods, we believe that our fourth-quarter 2006 revenue will reflect the continuation of the improving trend with which we exited the third quarter.

“Despite the disappointments that we encountered in the second and third quarters of 2006, we firmly believe that we have made significant progress in many areas as we continued to invest in infrastructure, products, people and capabilities to achieve our strategic objectives.  Specifically, since the beginning of 2006:

•       “We completed the consolidation of our corporate headquarters’ and R&D activities in a new state-of-the-art facility in Rock Hill, South Carolina;

•       “We announced an exclusive agreement with Symyx Technologies to discover and commercialize advanced materials for use in our Rapid Prototyping and Rapid Manufacturing solutions;

•       “We entered into an agreement to sell our Grand Junction facility for a $7.0 million cash purchase price, subject to the satisfaction of certain customary conditions. We expect that transaction to be completed by the end of the first quarter of 2007;

•       “All outstanding shares of our Series B Convertible Preferred Stock were converted into 3D Systems’ common stock in June, simplifying our capital structure and reducing our dividend expense for the future;

•       “We reported that we have entered into an amendment to the Silicon Valley Bank credit facility;

•       “We are continuing our work to arrange financing for the purchase of our Rock Hill headquarters;

•       “We continued in partnership with York Technical College to develop a world-class training center adjacent to our new headquarters;

•       “We continued to expand our product portfolio consistent with our key initiatives to grow our Rapid Manufacturing and 3-D Printing base; and

•       “We announced our plans to introduce a new fast, simple and economical 3-D Printer, the V-Flash™ desktop modeler, capable of creating stereolithography-like parts in the office, home or school setting.

"Since the end of the third quarter of 2006, we continued to work to remedy as promptly as we could all the material weaknesses that we have identified.  Also since the end of the third quarter, we continued to work to correct all of the remaining ERP, supply-chain, relocation and systems' stabilization-related issues.  We believe that, as of today, the majority of our operational issues have been resolved successfully, and we expect to resolve any remaining operational and control issues as promptly as we can although we currently expect to report that the material weaknesses that we have identified and disclosed continued at year end.  We remain confident in our overall direction and expect that the key initiatives and investments that we undertook throughout 2006 will provide us with the right platform to achieve our long-term objectives," concluded Reichental.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio Webcast to discuss its third quarter and first nine months’ 2006 financial results this morning at 11:30 a.m. Eastern Time.

•       To access the Conference Call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States).  A recording will be available two hours after completion of the call for seven days.  To access the recording, dial 1-800-642-1687 (or 706-645-9291 from outside the United States) and enter 8245255, the conference call ID number.

•       To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com.  The link to the Webcast is provided on the homepage of the website.  To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation.  The Webcast will be available for replay beginning approximately 48 hours after completion of the call at: www.3dsystems.com under the Investor Relations’ section.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and expectations, including matters relating to the proposed restatements of the company’s financial statements and related matters described herein, and are necessarily subject to uncertainties, many of which are outside the control of the company.  The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

# # #

Tables Follow

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months and Nine Months Ended September 30, 2006 and September 30, 2005
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
		Restated		Restated

Revenue:
Products	$22,732	$22,874	$65,917	$65,465
Services	8,738	9,299	26,327	29,576
Total revenue	31,470	32,173	92,244	95,041

Cost of sales:
Products	13,349	10,930	40,849	33,482
Services	7,381	6,568	21,214	19,896
Total cost of sales	20,730	17,498	62,063	53,378
Gross profit	10,740	14,675	30,181	41,663

Operating expenses:
Selling, general and administrative	13,821	9,960	34,788	28,607
Research and development	3,856	3,429	10,087	8,805
Severance and restructuring	1,745	42	5,663	49
Total operating expenses	19,422	13,431	50,538	37,461

Income (loss) from operations	(8,682)	1,244	(20,357)	4,202
Interest and other expense, net	336	199	661	682

Income (loss) before provision for income taxes	(9,018)	1,045	(21,018)	3,520
Provision for income taxes	2,241	100	2,303	447
Net income (loss)	(11,259)	945	(23,321)	3,073

Preferred stock dividends	—	412	1,414	1,268
Net income (loss) available to common stockholders	$(11,259)	$533	$(24,735)	$1,805

Shares used to calculate basic net income (loss) available to common stockholders per share (1)	18,375	15,146	16,689	14,838
Basic net income (loss) available to common stockholders per share (1)	$(0.61)	$0.04	$(1.48)	$0.12
Shares used to calculate fully diluted net income (loss) available to common stockholders per share (1)	18,375	16,222	16,689	15,979
Diluted net income (loss) available to common stockholders per share (1)	$(0.61)	$0.03	$(1.48)	$0.11

(1)            See Schedule 1 for the calculation of basic and diluted net income (loss) available to common stockholders per share.

3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
September 30, 2006 and December 31, 2005
(in thousands)
(unaudited)

	September 30, 2006	December 31, 2005 (2) Restated
ASSETS
Current assets:
Cash and cash equivalents	$5,280	$24,328
Accounts receivable, net	26,840	32,766
Inventories, net	26,252	14,810
Deferred tax assets	—	2,500
Restricted cash - short term	1,200	—
Prepaid expenses and other current assets	6,263	9,275
Assets held for sale	3,454	—
Total current assets	69,289	83,679

Property and equipment, net	24,446	11,992
Goodwill	45,180	44,747
Intangible assets, net	6,875	8,577
Restricted cash	—	1,200
Other assets, net	419	985
	$146,209	$151,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,552	$207
Current portion of capital lease obligation	60	—
Accounts payable	17,059	11,684
Accrued liabilities	13,659	12,316
Customer deposits	2,363	1,945
Deferred revenue	11,034	13,725
Total current liabilities	47,727	39,877

Long-term debt, less current portion	18	3,568
Capitalized lease obligation, less current portion	8,859	—
Convertible subordinated debentures	15,354	22,604
Other liabilities	1,093	1,001
Total liabilities	73,051	67,050

Series B convertible redeemable preferred stock	—	15,242

Stockholders’ equity:
Common stock, authorized 60,000 shares, issued and outstanding 19,085 (2006) and 15,302 (2005)	19	15
Additional paid-in capital	131,702	106,530
Deferred compensation	—	(1,461)
Treasury stock, at cost 29 shares (2006) and 12 shares (2005)	(29)	(12)
Accumulated deficit in earnings	(58,496)	(35,175)
Accumulated other comprehensive income (loss)	(38)	(1,009)
Total stockholders’ equity	73,158	68,888
	$146,209	$151,180

(2)            The balance sheet at December 31, 2005 has been derived from the financial statements, as restated, at that date but omits certain of the information required by generally accepted accounting principles for complete financial statements.

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2006 and  2005
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2006	2005
		Restated
Cash flows from operating activities:
Net income (loss)	$(23,321)	$3,073
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Provision for deferred income taxes	2,605	—
Provision for depreciation and amortization	4,415	4,812
Bad debt provision (benefit)	1,282	16
Stock-based compensation expense	1,909	699
Gain on disposition of property and equipment	(34)	(54)
Adjustments to inventory reserves	(61)	(720)
Changes in operating accounts:
Accounts receivable	5,530	(697)
Lease receivables	177	344
Inventories, net	(12,265)	(5,206)
Prepaid expenses and other current assets	2,933	(4,910)
Other assets	716	229
Accounts payable	5,274	1,009
Accrued liabilities	1,111	(2,507)
Customer deposits	398	1,228
Deferred revenue	(2,932)	(906)
Other liabilities	(32)	(466)
Net cash used in operating activities	(12,295)	(4,056)

Cash flows from investing activities:
Purchases of property and equipment	(7,697)	(1,786)
Additions to licenses and patents	(305)	(504)
Proceeds from the sale of property and equipment	248	98
Software development costs	(485)	(635)
Net cash used in investing activities	(8,239)	(2,827)

Cash flows from financing activities:
Stock option, stock purchase plan and restricted stock proceeds	2,716	8,020
Repayment of long-term debt	(205)	(177)
Payments under obligation to former 3D Systems S.A. stockholders	—	(585)
Payment of preferred stock dividends	(785)	(785)
Stock issuance costs	—	(211)
Payment of accrued liquidated damages	—	(36)
Net cash provided by financing activities	1,726	6,226
Effect of exchange rate changes on cash	(240)	385
Net decrease in cash and cash equivalents	(19,048)	(272)
Cash and cash equivalents at the beginning of the period	24,328	26,505
Cash and cash equivalents at the end of the period	$5,280	$26,233

Selected Supplemental Cash Flow Information:
Interest payments	$903	$762
Income tax payments	902	1,296
Non-cash items:
Conversion of 6% convertible subordinated debentures	$7,250	$100
Capitalized lease obligation	$8,919	$—
Conversion of Series B convertible preferred stock	15,240	26
Accrued dividends on preferred stock	—	1,211
Accreted dividends on preferred stock	1,003	—
Transfer of equipment from inventory to property and equipment, net	1,834	2,066
Transfer of equipment to inventory from property and equipment, net	543	586

Schedule 1

The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) available to common stockholders per share computations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
		Restated		Restated
	(Unaudited)		(Unaudited)

Basic net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$(11,259)	$533	$(24,735)	$1,805
Denominator:
Weighted average common shares outstanding	18,375	15,146	16,689	14,838

Basic net income (loss) available to common stockholders, per share	$(0.61)	$0.04	$(1.48)	$0.12

Diluted net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$(11,259)	$533	$(24,735)	$1,805
Add: Preferred stock dividend	—	—	—	—
Add: Interest on 6% convertible subordinated debentures	—	—	—	—
Diluted net income (loss) available to common stockholders, per share	$(11,259)	$533	$(24,735)	$1,805

Denominator:
Weighted average common shares outstanding	18,375	15,146	16,689	14,838
Add: Effect of assumed exercise of options and vesting of restricted stock	—	1,076	—	1,141
Add: Effect of assumed conversion of 6% subordinated convertible debentures	—	—	—	—
Add: Effect of assumed conversion of preferred stock	—	—	—	—
Diluted weighted average common shares outstanding	18,375	16,222	16,689	15,979
Diluted net income (loss) per common share	$(0.61)	$0.03	$(1.48)	$0.11

All outstanding shares of Series B Convertible Preferred Stock were converted into 2,640 shares of Common Stock effective June 8, 2006, and such shares of Common Stock are included in the weighted average shares of Common Stock outstanding as of September 30, 2006 for the purposes of calculating diluted net income (loss) per share available to common stockholders for the three months and nine months ended September 30, 2006.

For the nine months ended September 30, 2006 and 2005, respectively, 2,196 and 2,220 shares of Common Stock issuable upon conversion of outstanding 6% convertible subordinated debentures were excluded from the calculation of diluted net income (loss) per share because their effects would have been anti-dilutive, that is, they would have reduced net loss or increased net income per share available to the common stockholders.